Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ZOOM TELEPHONICS, INC.

Zoom Telephonics, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that:

A.

The name of the Corporation is Zoom Telephonics, Inc.  The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 25, 1993.

B.

This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the DGCL, which restates, integrates and amends the provision of the Corporation’s Certificate of Incorporation, has been duly approved by the written consent of the sole stockholder of the Corporation in accordance with Section 228 of the DGCL.

C.

The text of the Certificate of Incorporation is amended and restated to read as set forth in EXHIBIT A attached hereto.

IN WITNESS WHEREOF, Zoom Telephonics, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Frank B. Manning, a duly authorized officer of the Corporation, on ____________ ___, 2009.

Frank B. Manning, President and CEO

EXHIBIT A

Zoom Telephonics, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST:

The name of the corporation (hereinafter called the “Corporation”) is Zoom Telephonics, Inc.

SECOND:

The address, including street, number, city, and country, of the registered office of the Corporation in the State of Delaware is c/o The Prentice-Hall Corporation System, Inc., 32 Loockerman Square, Suite L-100, Dover, Kent County, Delaware, 19901; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Prentice-Hall Corporation System, Inc.

THIRD:

The nature of the business and the purposes to be conducted and promoted by the Corporation, shall be to engage in any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:

The total number of shares of stock which the Corporation shall have authority to issue is as follows:

25,000,000 shares of Common Stock, $.01 par value.

FIFTH:

The name and the mailing address of the directors of the corporation, each of whom shall serve until his or her successor is elected and qualified, are as follows:

NAME	ADDRESS
Frank B. Manning	c/o Zoom Telephonics, Inc. 208 South Street Boston, MA 02111
Peter R. Kramer	c/o Zoom Telephonics, Inc. 208 South Street Boston, MA 02111

Bernard Furman	c/o Zoom Telephonics, Inc. 208 South Street Boston, MA 02111

J. Ronald Woods	c/o Zoom Telephonics, Inc. 208 South Street Boston, MA 02111
Joseph J. Donovan	c/o Zoom Telephonics, Inc. 208 South Street Boston, MA 02111

SIXTH:

The Corporation shall have perpetual existence.

SEVENTH:

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholder or any class thereof, as the case may be, it is further provided that:

1.

The business of the Corporation shall be conducted by the officers of the Corporation under the supervision of the Board of Directors.

2.

The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws.  No election of Directors need be by written ballot.

3.

The Board of Directors of the Corporation may adopt, amend or repeal the Bylaws of the Corporation at any time after the original adoption of the bylaws according to Section 109 of the DGCL; provided, however, that any amendment to provide for the classification of directors of the Corporation for staggered terms pursuant to the provisions of subsection (d) of Section 141 of the DGCL shall be set forth in an amendment to this Certificate of Incorporation, in an initial By-law, or in a By-Law adopted by the stockholders of the corporation entitled to vote.

4.

Notwithstanding any other provision of law, all action required to be taken by the stockholders of the Corporation shall be taken at a meeting duly called and held in accordance with law, the Certificate of Incorporation and the Bylaws, and not by written consent.

EIGHTH:

(a)  The Corporation may, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expense, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which a person indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(b)  No director shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director.  Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.  No amendment to or repeal of this paragraph (b) of the Article Eighth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment.

NINTH:

From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or replaced, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon he stockholders of the corporation by this Certificate of Incorporation are granted subject to the provisions of this Article Ninth.

TENTH:

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders of class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganizations of this Corporation as a consequence of such compromises or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be and also on this Corporation.

ELEVENTH:

Nominations for the election of directors at an annual meeting of the stockholders, or special meeting in lieu of the annual meeting, may be made by the Board of Directors or by any stockholder entitled to vote in the election of directors at the meeting.  Stockholders entitled to vote in such election may nominate one or more persons for the election as directors only if written notice of such stockholder’s intent to make such nomination or nominations has been given either by personal delivery, overnight courier or by United States mail, postage prepaid, to the secretary of the Corporation not later than one hundred twenty days prior to the anniversary date of the immediately preceding annual meeting or special meeting in lieu thereof.  Such notice shall set forth:  (a) the name and address of the stockholder who intends to make the nomination and of the persons or person to be nominated; (b)  a representation that the stockholder is a holder of record of stock of the Corporation and entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c)  a description of all arrangement or understandings between the stockholder and each nominee and any other person or persons (naming such person or person) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (e) the consent of each nominee to serve as a director of the Corporation if so elected.  The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.